EX-99.B-77G

WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G: Defaults on senior securities

1.	Myrtle Creek Oregon Building Authority

$3,000,000 8.000% Myrtle Creek Golf Course Project Revenue Bonds due 6/01/21
CUSIP 628599AA0
This is a monetary default, with a default date of June 30, 1999.
Amount of default per $1,000 face amount is $627
Total amount of default is $1,880,000

2.	Spring Hill Golf Corporation

$75,000 5.750% Spring Hill Kansas Certificate Participation Bonds due 01/15/06
CUSIP 84965MAC2
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $98
Total amount of default is $7,367

$105,000 6.375% Spring Hill Kansas Certificate Participation Bonds due 01/15/20
CUSIP 84965MAF5
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $95
Total amount of default is $10,001

$4,155,000 6.500% Spring Hill Kansas Certificate Participation Bonds due 01/15/28
CUSIP 84965MAG3
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $143
Total amount of default is $595,441